Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES THIRD QUARTER 2010 RESULTS

Cash Resales of $44.4 million

HOUSTON, November 9, 2010 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the third quarter ended September 30, 2010.

Third Quarter Highlights –

•	Cash resales for the third quarter of 2010 were $44.4 million, more than three times the 2009 third quarter level of $12.3 million.

•	Total revenue for the third quarter of 2010 was $46.1 million compared to $19.5 million for the third quarter of 2009.

•	Cash EBITDA (defined below) was $37.1 million for the third quarter of 2010 compared to $8.5 million for the third quarter of 2009.

Cash resales for the 2010 third quarter were $44.4 million compared to $12.3 million for the third quarter of last year, a 261% increase. Cash resales in the U.S. increased 389% between the quarters primarily related to activity in the Texas Gulf Coast and East Texas areas. Cash resales in Canada increased 31% during the same period. For the nine months ended September 30, 2010, cash resales were $96.8 million, an increase of 228% compared to the same period in 2009. Cash resales in U.S. and Canada increased 305% and 59%, respectively.

Total revenue for the third quarter was $46.1 million compared to $19.5 million during the third quarter of 2009. Total resale revenue increased $23.7 million, or 197%, and acquisition revenue increased $3.1 million, or 47% between quarters. Acquisition revenue was $9.7 million in the third quarter of 2010; we continue to add data in key resource plays including the Haynesville area in east Texas, the Eagle Ford area in south Texas, and the Horn River and Montney areas in British Columbia, Canada.

Total revenue for the nine months ended September 30, 2010, was $111.5 million compared to $76.7 million for the same period in 2009. The 45% increase in revenue was primarily due to an increase in resale revenue of $45.8 million partially offset by a $10.3 million decrease in acquisition revenue. Solutions revenue was $2.7 million for the 2010 first nine months, a decrease of $0.7 million from the same period in 2009.

For the third quarter of 2010, the net loss was $15.9 million compared to the 2009 third quarter net loss of $28.0 million. For the first nine months of 2010, the net loss was $60.7 million compared to the 2009 first nine months loss of $78.5 million. The higher level of revenue was the primary driver of the improvement in both periods.

Cash EBITDA, defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $37.1 million for the third quarter of 2010 compared to $8.5 million in the third quarter of 2009. This increase was driven by a $32.0 million improvement in cash revenue partially offset by a $3.4 million increase in cash operating expenses. Cash EBITDA was $79.1 million in the first nine months of 2010 compared to $17.1 million for the same period last year.

“We have had another strong quarter confirming a strong rebound in our business,” commented Rob Monson, president and chief executive officer. “Cash resales from our recent investments have been the primary driver of the recovery; however, we have also seen a rebound in sales from older data.

“We have also continued to grow our data library in the resource plays, including expanding on our current areas of strength and also expanding into other prospective areas,” stated Monson.

(more)

Selling, general and administrative (“SG&A”) expenses were $8.5 million for the third quarter of 2010 compared to $5.4 million last year. Cash SG&A expenses increased $3.5 million between the quarters mainly due to an increase in incentive compensation and a $1.5 million charge to increase our allowance for bad debts. SG&A expenses were $23.4 million for the first nine months of 2010 compared to $20.1 million for the same period in 2009.

Our cash balances on September 30, 2010 were $45.6 million, an increase of $4.4 million during the quarter. Cash EBITDA of $37.1 million was offset by net cash capital expenditures for the quarter of $7.0 million, $19.6 million in interest payments on our senior notes and an increase in working capital of $5.9 million primarily due to our higher level of cash resales.

Gross capital expenditures for the first nine months of 2010 were $40.9 million, of which $31.4 million related to new data acquisition. Our underwriting revenue during the first nine months of 2010 was 72% of the gross investment. Our net cash capital expenditures totaled $11.5 million for the first nine months of 2010.

Our forecast of net cash capital expenditures for the year is $23.7 million.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss third quarter results for 2010 on Wednesday, November 10, 2010 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 866-788-0541, passcode Seitel. A replay of the call will be available until November 17, 2010 by dialing 888-286-8010, passcode 12372193, and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in the United States and Canada. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 43,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is loss from operations; net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures; and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) September 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$45,623	$26,270
Receivables, net	44,742	29,931
Net seismic data library	125,835	200,389
Net property and equipment	5,593	7,003
Investment in marketable securities	6,245	3,173
Prepaid expenses, deferred charges and other	11,741	13,426
Intangible assets, net	34,186	38,440
Goodwill	204,617	203,060
Deferred income taxes	327	327

TOTAL ASSETS	$478,909	$522,019

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$34,859	$37,077
Income taxes payable	171	9
Debt:
Senior Notes	402,081	402,154
Notes payable	168	208
Obligations under capital leases	3,316	3,370
Deferred revenue	42,388	26,722
Deferred income taxes	2,402	6,118

TOTAL LIABILITIES	485,385	475,658

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY (DEFICIT)

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at September 30, 2010 and December 31, 2009	—	—
Additional paid-in capital	277,060	274,331
Retained deficit	(308,729)	(247,984)
Accumulated other comprehensive income	25,193	20,014

TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	(6,476)	46,361

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$478,909	$522,019

(more)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,
	2010	2009

REVENUE	$46,140	$19,504

EXPENSES:
Depreciation and amortization	45,021	33,436
Cost of sales	10	131
Selling, general and administrative	8,516	5,375

	53,547	38,942

LOSS FROM OPERATIONS	(7,407)	(19,438)

Interest expense, net	(10,194)	(10,246)
Foreign currency exchange gains	228	507
Other income	55	—

Loss before income taxes	(17,318)	(29,177)
Benefit for income taxes	(1,401)	(1,208)

NET LOSS	$(15,917)	$(27,969)

(more)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2010	2009
REVENUE	$111,478	$76,672

EXPENSES:
Depreciation and amortization	121,788	108,682
Cost of sales	73	238
Selling, general and administrative	23,414	20,059

	145,275	128,979

LOSS FROM OPERATIONS	(33,797)	(52,307)

Interest expense, net	(30,520)	(30,531)
Foreign currency exchange gains	120	873
Gain on sale of marketable securities	52	—
Other income	189	74

Loss before income taxes	(63,956)	(81,891)
Benefit for income taxes	(3,211)	(3,391)

NET LOSS	$(60,745)	$(78,500)

(more)

Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is helpful in gauging new business activity. We expect cash resales to generally follow a consistent trend over several quarters, while considering our normal seasonality. Volatility in this trend over several consecutive quarters could indicate changing market conditions. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Acquisition revenue:
Cash underwriting	$9,387	$6,250	$21,553	$30,152
Underwriting from non-monetary exchanges	310	365	1,121	2,838

Total acquisition revenue	9,697	6,615	22,674	32,990

Resale licensing revenue:
Cash resales	44,429	12,293	96,842	29,553
Non-monetary exchanges	—	834	4,050	1,010
Revenue recognition adjustments	(8,707)	(1,116)	(14,767)	9,779

Total resale licensing revenue	35,722	12,011	86,125	40,342

Total seismic revenue	45,419	18,626	108,799	73,332

Solutions and other	721	878	2,679	3,340

Total revenue	$46,140	$19,504	$111,478	$76,672

The following table summarizes the percentage increases between the periods indicated for cash resales and total revenue:

	3Q09 to 3Q10	9M09 to 9M10

Cash resales	261%	228%
Total revenue	137%	45%
U.S. cash resales	389%	305%
U.S. total revenue	159%	50%
Canada cash resales	31%	59%
Canada total revenue	59%	33%

(more)

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance costs) and cost of goods sold. The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating loss (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Cash EBITDA	$37,123	$8,519	$79,097	$17,059
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	9,697	6,615	22,674	32,990
Non-monetary exchanges	—	834	4,050	1,010
Revenue recognition adjustments	(8,707)	(1,116)	(14,767)	9,779
Less:
Depreciation and amortization	(45,021)	(33,436)	(121,788)	(108,682)
Severance and one-time costs associated with cost reduction measures	—	43	(128)	(1,168)
Non-cash operating expenses	(499)	(897)	(2,935)	(3,295)

Operating loss	$(7,407)	$(19,438)	$(33,797)	$(52,307)

The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three and nine months ended September 30, 2010 and 2009 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cost of Sales	$10	$131	$73	$238
Cash SG&A expenses (1)	8,017	4,478	20,479	16,764

Cash operating expenses	8,027	4,609	20,552	17,002
Non-cash equity compensation expense	430	831	2,729	3,110
Non-cash rent expense	69	66	206	185

Total	$8,526	$5,506	$23,487	$20,297

(1)	Includes $0.1 million and $1.2 million of severance and one-time costs incurred to implement cost reduction measures for the nine months ended September 30, 2010 and 2009, respectively.

(more)

The following table summarizes our actual capital expenditures for the three and nine months ended September 30, 2010 and 2009 and our estimate for the year ending December 31, 2010 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,		Estimate
	2010	2009	2010	2009	for 2010
New data acquisition	$15,731	$9,328	$31,376	$41,300	$57,800
Cash purchases and data processing	487	185	1,441	1,859	1,800
Non-monetary exchanges	1,937	834	7,890	1,443	12,500
Property and equipment and other	158	34	198	308	500

Total capital expenditures	18,313	10,381	40,905	44,910	72,600
Less:
Non-monetary exchanges	(1,937)	(834)	(7,890)	(1,443)	(12,500)
Cash underwriting	(9,387)	(6,250)	(21,553)	(30,152)	(36,400)

Net cash capital expenditures	$6,989	$3,297	$11,462	$13,315	$23,700

(more)